Exhibit 4(r)

JOINT VENTURE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 14th day of July, 2006 among:

Each of the entities listed in SCHEDULE I hereto (each an “ASE Entity” and collectively, the “ASE Group”);

ASE Inc., a company duly incorporated and existing under the laws of the Republic of China (“R.O.C.”), having its principal place of business at 26, Chin 3rd Road, 811, Nantze Export Processing Zone, Kaohsiung, Taiwan, R.O.C. as representative of ASE Group (“ASE Representative”);

Each of the entities listed in SCHEDULE II hereto (each a “PSC Entity”) and collectively, the “PSC Group”); and

Powerchip Semiconductor Corp., a company duly incorporated and existing under the laws of the R.O.C., having its principal place of business at No. 12, Li-Hsin Road, Hsin-Chu Science Park, Hsin Chu, Taiwan, R.O.C. (“PSC Representative”).

WITNESSETH:

WHEREAS, the parties hereto wish to cooperate in establishing and operating (i) a new company to be established under the laws of the Cayman Islands (the “Company”) for the purpose of owning a R.O.C. incorporated operating company (the “Operating Company”) to engage in the business of assembly and testing of flash and other memory IC.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS.

In addition to those terms defined above and elsewhere herein, the follow of terms, when used herein, shall have the following meanings which shall include both the singular and plural thereof.

1.01.  “NT Dollars” and “NT$” shall mean the lawful currency of the R.O.C.

1.02.  “US Dollars” and “US$” shall mean the lawful currency of the United States of America.

ARTICLE II.  THE COMPANY.

2.01.  Cayman Islands Laws and Regulations.  The parties shall establish and operate the Company in accordance with all relevant Cayman Islands laws and regulations and the terms of this Agreement.

2.02.  Formation.  Immediately upon execution hereof, the parties shall carry out all necessary acts (including capitalization of the Company) and execute all necessary documents to establish and register the Company with the appropriate authorities of the Cayman Islands and to obtain such licenses and approvals as may be necessary or appropriate to carry out the activities contemplated hereby to be conducted by the Company.  Each party hereto shall (i) cooperate and timely execute and/or provide all such documents and information as may be required to facilitate the above and (ii) obtain all such approvals as each such party may require to invest in the Company and to otherwise perform such party’s obligations hereunder.

2.03.  Name of the Company.  The name of the Company shall be Power ASE Technology Holding Limited.

2.04.  Business Scope.  The Company shall, to the greatest extent permitted by relevant laws and regulations, engage in the business of acting as a holding company.

2.05.  Company’s Office.  The Company shall have its head office in Chungli Taiwan and may have one or more branch or liaison offices elsewhere.

2.06.  Constitutive Documents.  The Company shall be established under Cayman Islands law and shall be governed by a memorandum and articles of incorporation to be prepared and adopted in conformity with the terms hereof (the “M&A”); provided, that, in the event of any conflict between the provisions of this Agreement and the M&A, to the greatest extent permitted by law, the provisions of this Agreement shall prevail as between the parties hereto and the parties shall promptly take all such steps as are required and legally permitted to amend the M&A accordingly.

2.07.  Company Authorized Capital.  The Company shall have authorized capital of Fifty Five Million (55,000,000) shares with par value of one US Dollar (US$1) each (“Company Authorized Capital”).

2.08.  Capitalization and Voting Rights.  (a) Voting Rights.  Subject to pro rata reduction as the result of the issuance of shares to employees as contemplated by Section 2.08(d), below, for so long as ASE Group holds not less than fifty percent (50%) of the shares of the Company and PSC Group owns not less than thirty percent (30%) of the shares of the Company, ASE Group’s voting rights in the Company shall be sixty percent (60%) and PSC Group’s voting rights in the Company shall be forty percent (40%).  If either party’s shareholding falls below the relevant threshold set out above, unless the parties otherwise agree in writing at that time, all voting rights thereafter shall be on a one share one vote basis.

(b)  Initial Direct Subscription.  At the time of the incorporation of the Company, the parties shall subscribe to forty seven million five hundred thousand (47,500,000) shares, representing paid-in capital of Forty Seven Million Five Hundred Thousand US Dollars (US$47,500,000) which paid-in capital shall be fully paid at the time of incorporation of the Company and subscribed to and paid for at par value by the parties as set forth SCHEDULE I and SCHEDULE II hereto.

(c)  ASE Representative Option.  Subject to obtaining required R.O.C. government approvals, ASE Representative shall have the right, at the ASE Representative’s option exercisable by written notice from the ASE Representative to the PSC Representative given at any time after the date falling one (1) year after the formation of the Operating Company (“Option Notice”), to require the Company to increase its paid in capital by two million five hundred thousand (2,500,000) shares to a total of fifty million (50,000,000) shares with par value of one US Dollar (US$1) each by issuing an additional two million five hundred thousand (2,500,000) new shares to be allocated among the ASE Entities and/or ASE Representative as specified in the Option Notice and to simultaneously purchase ASE Representative’s holdings in the Operating Company acquired pursuant to Section 3.02, below at a purchase price of two million five hundred thousand US Dollars (US$2,500,000).  If the ASE Representative acquires any share of the Company under this Section 2.08(c), it shall be deemed to be an ASE Entity and a member of the ASE Group.

(d)  Employee Shares.  Five Million (5,000,000) shares of the Company Authorized Capital shall be reserved for employee stock options to be granted as determined by the board of directors of the Company from time to time; provided, that the exercise price for any employee stock options shall be not less than (1) one US Dollar (US$1) per share or (ii) the then book value per share of the Company’s stock (based on the Company’s then most recent audited consolidated financial statements), whichever is greater.

2.09   Preemptive Rights.  Except as regards the shares to be issued to the ASE Group and/or ASE Representative pursuant to Section 2.08(c), above or to employees pursuant to Section 2.08(d), above, each of the parties hereto, so long as it remains a shareholder of the Company, shall, to the greatest extent permitted by applicable Cayman Islands laws, have a preemptive right to subscribe for additional shares of the Company which may, from time to time, be issued in a cash injection capital increase or, to the extent such issuance is, or may become, permitted by applicable law, any other equity, debt convertible to equity or other quasi-equity securities of the Company, in proportion to such party’s then shareholding in the Company.  Each of the parties hereto shall, within ten (10) business days of the receipt of a notice from the Company stating the general terms of the new issue, the number of new shares (or other securities) proposed to be issued and the proposed issue price deliver a written response to the Company stating the number of the new shares (or other securities) to which such party wishes to subscribe.  Any party failing to respond within such period shall be deemed to have waived its preemptive rights with respect to the relevant issue; provided, that, if any ASE Entity or PSC Entity, as applicable, shall elect or be deemed to have elected, not to subscribe for new shares (or other securities), the Company shall so notify the ASE Representative or the PSC Representative, as applicable (the “Follow Up Notice”), and the relevant representative may by notice to the Company given within ten (10) days after receipt of the Follow Up Notice designate another ASE Entity(ies) or PSC Entity(ies) or any affiliates of ASE Representative or PSC Representative, as applicable (“Designated Take Up Party”), to take up the relevant shares (or other securities); provided, further, that, if the Designated Take Up Party is not an original subscriber to the Company’s shares under Section 2.08(b), above, the selection of such Designated Take Up Party shall be subject to the approval of the other representative. Any newly offered shares (or securities) not subscribed to pursuant to this Section may be issued to such investors as the Board of Directors of the Company shall decide.

2.10.  Management Structure and Operations.  The Company shall be managed as provided below and each party hereto shall at all times (including with respect to filling director or officer vacancies) vote its shares in the Company, and cause the directors and officers appointed by it to vote and act, so as to carry out the business of the Company in accordance with the following and the terms and conditions of this Agreement:

(a)  Shareholders’ Meetings.  Shareholders’ meetings shall be convened and conducted in accordance with applicable Cayman Islands laws and may be held within or outside the Cayman Islands.  A quorum for the holding of any such meeting shall be not less than a majority of the issued and outstanding shares in person or by proxy or such greater quorum as is required by Cayman Islands law and, except where a greater majority is mandated by the Cayman Islands law, resolutions shall be adopted by the affirmative vote of a majority of the shares represented at a meetings at which a quorum is present; provided, that the following actions shall require an affirmative vote of two thirds of the shares present at a shareholders meeting at which a quorum is present:

(i)  Capital.  Any increase in the authorized or paid in capital of the Company except for an increase in paid in capital contemplated by Section 2.08(c) or Section 2.08(d), above;

(ii)  Business Arrangements.  The entering into, amendment or termination of any contract for the leasing of the entire business of the Company, the granting of any mandate for the management of the business of the Company or the entering into of any arrangement to operate the business of the Company as a joint venture with others;

(iii)  Sale.  The sale or transfer of all or a substantial portion of the Company’s business or assets;

(iv)  Purchase.  The acquisition of the business or assets of others to the extent such may substantially affect the business activities of the Company;

(v)  M&A Amendment.  Any amendment of the M&A; and

(vi)  Dissolution.  The dissolution or merger of the Company or the spin off of all or a substantial portion of the Company’ s business or assets.

(b)  Board of Directors.

(i)  Membership.  The Company shall have a five (5) member board of directors.  For so long as the ASE Group holds not less than fifty percent (50%) of the shares of the Company, three (3) of such directors shall be persons nominated by the ASE Representative and, for so long as the PSC Group owns not less than thirty percent (30%) of the shares of the Company, two (2) of such directors shall be persons nominated by the PSC Representative.  Except to the extent that a greater quorum is required by law, a quorum for the holding of a board of directors meeting shall be a majority of the directors and resolutions shall be adopted by the affirmative vote of a majority of directors present in person or by proxy at such meeting.

(ii)  Powers.  Except as otherwise required by law, the board of directors of the Company shall have the following specific powers in addition to all such powers as are given to a board of directors under Cayman Islands law:

(A)  election of the Chairman of the Company;

(B)  appointment of the president and other officers of the Company and determination of the compensation of such appointees;

(C)  approval of dividend distribution proposals to be submitted to a shareholders meeting for approval;

(D)  approval of any proposal to sell or transfer all or a substantial portion of the business or assets of the Company to be submitted to a shareholders meeting for approval; and

(E)  approval of any proposal to dissolve or merge the Company or to spin off all or a substantial portion of the Company’s business or assets to be submitted to a shareholders meeting for approval.

(iii)  Meetings.  The board of directors of the Company shall meet as needed but not less than once each calendar quarter at a place to be determined by the chairman of the Company.

(iv)  Chairman.  The chairman of the Company shall be elected by, and from among, the members of board of directors of the Company nominated by the ASE Representative.  The chairman shall be the chief executive officer of the Company and shall be the official representing the Company.

(c)  President.  The president of the Company shall be appointed by the board of directors. The president shall be the chief operating officer of the Company responsible for day-to-day business operations and shall report to, and act under the general supervision of, the chairman of the Company.

(d)  Other Officers.  Other officers of the Company may be nominated by the Chairman and appointed by the board of directors of the Company, as needed.

(e)  Fiscal Year.  The fiscal year of the Company shall begin on January 1st of each year and end on December 31st of the same calendar year.

(f)  Accounting and Financial Information.

(i)  Books and Records.  The Company shall maintain at its head office a complete set of books of account and records which shall accurately reflect the Company’s financial position, and be kept in accordance with generally accepted R.O.C. accounting principles.

(ii)  Annual Audit.  At the end of each fiscal year, the Company shall produce consolidated annual financial statements audited by Deloitte and Touche or another accounting firm of international reputation selected by the Board of Directors of the Company and provide copies of such audited statements to each party hereto within sixty (60) days (or such shorter period as the ASE Representative and PSC Representative may agree) after the end of each fiscal year. Such audit report shall be final and binding upon the parties as to the income, costs, fees, expenses, losses and profits, if any, of the Company absent manifest error or fraud.

(iii)  Other Reports.  The Company shall, in addition to the above, deliver to each party:

(A)  within thirty (30) (or such shorter period as the ASE Representative and PSC Representative may agree) days after the end of each calendar quarter unaudited consolidated quarterly financial statements; and

(B)  within thirty (30) days (or such longer period as the ASE Representative and PSC Representative may agree) prior to the end of each fiscal year an annual budget, as approved by the Company’s board of directors for the next fiscal year.

(iv)  Inspections.  Each of the ASE Representative and the PSC Representative, acting through its authorized agents and employees shall, at any time, at its own expense, have access to, and the right to inspect, the books, records, finances, procedures, practices and policies of the Company and to make copies of relevant documents.

(v)  Dividend Policy.  The dividend policy of the Company shall be as proposed by the Board of Directors and approved by shareholder meetings from time to time; provided, that the Company shall assure that an amount equal to two percent (2%) of the distributable earnings of the Operating Company for each year are paid up to the Company and then allocated by the Company to the directors and supervisors of the Company and the Operating Company in such proportions as the Board of Directors shall decide “Director/Supervisor Allocation”).

ARTICLE III.  THE OPERATING COMPANY.

3.01.  R.O.C. Laws and Regulations.  The parties shall establish and operate the Operating Company in accordance with all relevant R.O.C. laws and regulations and the terms of this Agreement.

3.02.  Formation.  The parties acknowledge that, prior to execution hereof, ASE Representative has established the Operating Company with the paid in capital of Eighty Million NT Dollars (NT$80,000,000), divided into 8,000,000 shares with a par value of Ten NT Dollars (NT$10) per share.  Upon execution hereof, the parties shall carry out all necessary acts (including increasing the capital as described in Section 3.07(a) and to obtain such licenses and approvals as may be necessary or appropriate to carry out the activities contemplated hereby to be conducted by the Operating Company.

3.03.  Name of the Operating Company.  The name of the Operating Company shall be Power ASE Technology Inc. in English and in Chinese.

3.04.  Business Scope.  The Operating Company shall, to the greatest extent permitted by relevant laws and regulations, engage in the business of assembling and testing flash and other memory ICs.

3.05.  Operating Company’s Office.  The Operating Company shall have a head office in Chungli Taiwan and may have one or more branch or liaison offices elsewhere.

3.06.  Constitutive Documents.  The Operating Company shall be established under R.O.C. law and shall be governed by articles of incorporation to be prepared and adopted in conformity with the terms hereof (the “AOI”); provided, that, in the event of any conflict between the provisions of this Agreement and the AOI, to the greatest extent permitted by law, the provisions of this Agreement shall prevail as between the parties hereto and the parties shall promptly take all such steps as are required and legally permitted to amend the AOl accordingly.

3.07.  Company Subscription.  (a) Capital Increase. After incorporation of the Company and the Operating Company, the parties shall cause the authorized and the paid-in capital of the Operating Company to be increased by one hundred fifty two million (152,000,000) shares to a total of one hundred sixty million (160,000,000) shares having par value of Ten NT Dollar (NT$10) and cause the Company to subscribe to such increased portion at par value.

(b)  ASE Representative Option.  After the date falling one (1) year after the date of formation of the Operation Company, the ASE Representative may, by issuing the Option Notice, require the Company to purchase the ASE Representative’s shares in the Operating Company as provided in Section 2.08(c), above.

3.08.  Management Structure And Operations.  The Operating Company shall be managed as provided below and each party hereto shall at all times (including with respect to filling director or officer vacancies) vote its shares in the Company, and cause the directors and officers appointed by it to vote and act, so as to carry out the business of the Operating Company in accordance with the following and the terms and conditions of this Agreement.

(a)  Shareholders Actions.  Shareholder actions shall be handled in accordance with applicable R.O.C. law.

(b)  Board of Directors.

(i)  Membership. The Operating Company shall have a five (5) member board of directors to be appointed and elected by the Company to act as representatives of the Company.  For so long as ASE Group holds not less than fifty percent (50%) of the shares of the Company, three (3) of such directors to be appointed and elected by the Company shall be persons nominated by the ASE Representative and for so long as the PSC Group owns not less than thirty percent (30%) of the Shares of the Company, two (2) of such directors to be appointed and elected by the Company shall be persons nominated by the PSC Representative.  Except to the extent that a greater quorum is required by R.O.C. law, a quorum for the holding of a board of directors meeting shall be a majority of the directors and resolutions shall be adopted by the affirmative vote of a majority of directors present at such meeting in person or by proxy.

(ii)  Powers.  Except as otherwise required by R.O.C. law, the board of directors of the Operating Company shall have the following specific powers in addition to all such powers as are given to a board of directors under the R.O.C. Company Law:

(A)  election of the Chairman of the Operating Company;

(B)  appointment of the president and other officers of the Operating Company and determination of the compensation of such appointees;

(C)  approval of dividend distribution proposals to be submitted to a shareholders meeting for approval;

(D)  approval of any proposal to sell or transfer all or a substantial portion of the business or assets of the Operating Company to be submitted to a shareholders meeting for approval; and

(E)  approval of any proposal to dissolve or merge the Operating Company or to spin off all or a substantial portion of the Operating Company’s business or assets to be submitted to a shareholder meeting for approval.

(iii)  Meetings.  The board of directors of the Operating Company shall meet as needed but not less than once each calendar quarter at a place determined by the chairman of the Operating Company.

(iv)  Chairman.  The chairman of the Operating Company shall be elected by, and from among, the members of the board of directors of the Operating Company nominated by the ASE Representative.  The chairman shall be the chief executive officer of the Operating Company and shall be the official representing the Operating Company.

(c)  Supervisors.  The Operating Company shall have two (2) supervisors to be appointed and elected by the Company to act as representatives of the Company.  So long as the ASE Group holds not less than fifty percent (50%) of the shares of the Company, one (1) such supervisor to be appointed and elected by the Company shall be a person nominated by the ASE Representative and for so long as the PSC Group owns not less than thirty percent (30%) of the shares of the Company, one (1) such supervisor to be appointed and elected by the Company shall be a person nominated by the PSC Representative.

(d)  President.  The president of the Operating Company shall be appointed by the board of directors of the Operating Company.  The president shall be the chief operating officer of the Operating Company responsible for day-to-day business operations and shall report to, and act under the general supervision of the chairman of the Operating Company.

(e)  Other Officers.  Other officers maybe nominated by the Chairman and appointed by the board of directors, as needed.

(f)  Fiscal Year.  The fiscal year of the Operating Company shall begin on January 1st of each year and end on December 31st of the same calendar year.

(g)  Accounting and Financial Information.

(i)  Books and Records.  The Operating Company shall maintain at its head office a complete set of books of account and records which shall accurately reflect the Operating Company’s financial position, and be kept in accordance with generally accepted R.O.C. accounting principles.

(ii)  Annual Audit.  At the end of each fiscal year, the Operating Company shall produce consolidated annual financial statements audited by Deloitte and Touche or another accounting firm of international reputation selected by the Board of Directors of the Operating Company and provide copies of such audited statements to each party hereto within sixty (60) days (or such shorter period as the ASE Representative and PSC

Representative may agree) after the end of each fiscal year. Such statements shall be final and binding upon the parties as to the income, costs, fees, expenses, losses and profits, if any, of the Operating Company absent manifest error or fraud.

(iii)  Other Reports.  The Operating Company shall, in addition to the above, deliver to each party;

(A)  within thirty (30) (or such shorter period as the ASE Representative and PSC Representative may agree) days after the end of each calendar quarter unaudited consolidated quarterly financial statements; and

(B)  within thirty (30) days (or such longer period as the ASE Representative and PSC Representative may agree) prior to the end of each fiscal year an annual budget as approved by the Operating Company’s board of directors for the next fiscal year.

(iv)  Inspections.  Each of the ASE Representative and the PSC Representative, acting through its authorized agents and employees shall, at any time, at its own expense, have access to, and the right to inspect, the books, records, finances, procedures, practices and policies of the Operating Company and to make copies of relevant documents.

(v)  Dividend Policy.  The Operating Company shall pay such dividends as the board of directors of the Operating Company may decide from time to time, provided, that (i) two percent (2%) of the distributable earnings actually distributed for any given fiscal year shall be paid up to the Company to fund the Director/Supervisor Allocation and (ii) from five percent (5.0%) to seven percent (7.0%) of distributable earnings actually distributed for any given fiscal year shall be distributed as cash bonuses to employees of the Operating Company (no stock bonuses to employees shall be allowed).

ARTICLE IV.  TRANSFER OF SHARES/RIGHTS OF FIRST REFUSAL.

4.01.  Right of First Refusal.  Any member of the ASE Group wishing to sell or transfer to any party other than ASE Representative or any ASE Entity all or any part of its shares in the Company shall first offer such shares to the PSC Group by written notice to the PSC Representative and any member of the PSC Group wishing to sell or transfer all or any part of its shares in the Company to any party other than PSC Representative or any PSC Entity shall first offer such shares to the ASE Group by written notice to the ASE Representative.  In each case, the relevant seller (the “Selling Party”) shall specify in the above notice, the number of shares intended to be sold (“Offerred Shares”), the price per share and the other terms of such transfer or sale to the relevant third parties (the “Offer Terms”).  The ASE Representative or PSC Representative, as applicable (the “Offeree”), shall within fifteen (15) days of receipt of such notice (the “Offering Period”), have the right of first refusal to purchase or cause one or more other ASE Entities or PSC Entities, as applicable, to purchase the Offered Shares on the Offer Terms.  If the Offeree, within the Offering Period, notifies the Selling Party, in writing, of the Offeree’s intent to purchase, or cause to be purchased, the Offered Shares, such notice shall be irrevocable and the purchase of such shares shall be concluded within not more than thirty (30) days of such notice.  If the Offeree does not give written notice of intent to purchase all or a portion of the Offered Shares within the above period, the Selling Party may then transfer or sell the Offered Shares (or such portion thereof, as applicable), to the relevant third party on the Offer Terms at any time within the next sixty (60) days thereafter failing which the provisions of this Section 4.01 shall again apply.

4.02.  Transfer to Affiliates.  The restrictions set forth in Section 4.01, above, shall not apply to transfer of shares to affiliates of a party or to transfer by employees of employee stock option shares issued pursuant to Section 2.08(d), above (“Employee Shares”).  Upon any transfer to an affiliate under this Section 4.02, such affiliate shall be deemed to be an ASE Entity or PSC Entity as defined herein and a member of the ASE Group or the PSC Group, as applicable, as defined herein.

4.03.  Obligations of Third Party Transferees.  Except for sale or transfer of Employee Shares, no transfer or sale of the Company’s shares to any third party shall be concluded unless and until such third party shall have provided the Company and the parties hereto with an undertaking, in form and substance approved by the Company and the parties hereto, which binds such third party to the provisions hereof.

4.04.  Withdrawing Shareholder.  If any party ceases to be a shareholder of the Company, this Agreement shall terminate as to such party; provided, that any obligations hereunder or liabilities for breaches of this Agreement arising prior to such termination shall not be released.  Termination of this Agreement shall not be construed as terminating any agreement executed pursuant to this Agreement, except as specifically provided for in this Agreement or such other agreement.

ARTICLE V.  REPRESENTATION AND WARRANTIES.

Each party hereto hereby represents and warrants to each other party hereto that;

5.01.  Existence.  Such party is a corporation duly organized and existing and in good standing under the laws of its place of incorporation and has the corporate power and authority to execute and deliver this Agreement and, subject to the conditions herein stated, to fully perform its obligations hereunder.

5.02.  Legality.  The execution, delivery and performance by such Party of, and compliance by such Party with the terms and conditions of this Agreement have been approved by all necessary corporate actions and do not and will not conflict with or result in the violation of such party’s constitutive documents, or any contract, agreement, instrument, permit, law or regulation binding on such party.

5.03.  Binding.  This Agreement constitutes the legal, valid and binding obligations of such party.

ARTICLE VI.  CORPORATE POLICIES.

The following policies shall govern the operations of the Company and the Operating Company.

6.01.  Debt Obligations.  No party hereto shall be obligated to guarantee or otherwise assume liability for the financial obligations of the Company or the Operating Company.

6.02.  Compliance with Law.  In no event shall the Company or the Operating Company conduct or carry on activities that shall contravene or cause any party hereto to contravene any existing or future laws of any relevant jurisdiction.

ARTICLE VII.  OPERATING PROVISIONS.

7.01.  Fair Market Value.  All related party transactions to be entered into between any ASE Entity or PSC Entity (or any of their respective affiliates) with the Operating Company shall be entered into at fair market value prices and on fair market value terms in compliance with applicable R.O.C. laws and regulations (“Fair Market Value”).

7.02.  Location.  The Operating Company will be located at a site within the ASE Chungli complex to be leased from ASE Inc. (“Lessor”) at Fair Market Value rentals and otherwise on terms and conditions to be agreed in a written lease agreement between the Lessor and the Operating Company.

7.03.  Facilities Management.  The parties shall cause the Operating Company to operate in compliance with all applicable safety and fire prevention standards and to appropriately insure against such risks as are normal for companies in a similar line of business.

7.04.  Corporate and Administration Support.  The ASE Representative shall provide corporate and administrative support (including utilities and information technology) to the Operating Company at Fair Market Value compensation levels to be separately agreed between the relevant provider(s) of such support and the Operating Company.

7.05.  Purchase of Equipment.  The Operating Company may purchase from the ASE Representative (i) new equipment purchased by the ASE Representative for the Operating Company which will be sold to the Operating Company at cost and (ii) ASE Representative owned existing equipment which will be sold by the ASE Representative to the Operating Company at Fair Market Value prices.

7.06.  Intellectual Property.  (a) Assembly and Testing Related IP.  ASE Representative shall, or shall cause its relevant affiliate(s) to, sub-license to the Operating Company assembly related intellectual property (“Assembly and Testing Related IP”) licensed or sub-licensed by the ASE Representative (or such affiliates), from others at fees consistent with the fees paid by the ASE Representative (or such affiliate(s)), for the relevant intellectual property (subject to agreement of third party licensor, if applicable) and the ASE Representative shall license Assembly and Testing Related IP which is owned by ASE Representative to the Operating Company free of charge.

(b)  Test Program and Methodology.  The PSC Representative shall provide test intellectual property and methodology to the Operating Company within the scope of the offtake arrangements described below without additional compensation; provided, that the Operating Company shall not, without the PSC Representative’s prior written consent, use such intellectual property or methodology for any non-PSC offtake production.

(c)  IP Infringement.  Each licensor/provider of intellectual property and methodology under Section 7.06(a) or (b), above, represents and warrants that it has all rights and/or title to license or provide such intellectual property or methodology to the Operating Company as contemplated hereby.  The parties shall cooperate reasonable with one another and the Operating Company in the event any infringement is asserted by any third party against any party hereto or the Operating Company in connection with the actions contemplated by Section 7.06(a) and (b), above.

(d)  Business and Management Template and Methodology.  ASE Representative shall license to the Operating Company assembly and testing related business and management template and methodology free of charge.

7.07.  Offtake Matters.  (a) Capacity.  The capacity design and expansion plan of the Operating Company shall be determined by the board of directors of the Operating Company.

(b)  Set Up.  ASE Representative shall use its best efforts to assist the Operating Company to set up the Operating Company’s facility with an aggregate capacity of nine million five hundred thousand (9,500,000) pieces per month within twenty four (24) months after commencement of production (“Initial Period”).

(c)  Initial Period Offtake.  Subject to the qualification and audit of the Operating Company, PSC Representative shall load the Operating Company with eighty percent (80%) of designed capacities or seven million six hundred thousand (7,600,000) pieces per month whichever is lower during the Initial Period at the offtake pricing specified in Section 7.07(e), below.

(d)  Subsequent Offtake.  Subject to the qualification and audit of the Operating Company, PSC Representative will use its best efforts to reach a target load of the Operating Company of not less than sixty percent (60%) of designed capacities and expansion plan during twenty four (24) months after the end of the Initial Period at the offtake pricing specified in Section 7.07(e) below.

(e)  Offtake Pricing. Offtake pricing shall be based on the following:

ASSY:  market price by piece of production.

TEST:  market price by tester platform and burn-in machine hours.

(f)  Outsourcing.  PSC Representative shall treat the Operating Company as the PSC Representative’s primary outsourcing partner and shall, subject to the competitive quality, pricing, service and timely delivery outsource to the Operating Company.

7.08.  IPO.  The ASE Representative and the PSC Representative shall separately discuss plans for an initial public offering (“IPO”) of the Company or the Operating Company.  If such parties decide to have an IPO of the Operating Company, the Company shall be dissolved and, subject to required R.O.C. government approvals, the Company’ s shareholding in the Operating Company shall be distributed to the ASE Group, the PSC Group and other shareholders, if any, pro rata to each such shareholder’s then shareholding in the Company.

ARTICLE VIII.  PROTECTION OF TRADE NAMES.

8.01.  ASE.  The parties hereto recognize and acknowledge that the name, “Advanced Semiconductor Engineering” and the letters, “ASE”, and other trademarks or designations, and their equivalents in the Chinese language, is and shall at all times belong exclusively to the ASE Group. So as not to give rise to a likelihood of confusion from the concurrent use thereof in connection with the sale of any products or the rendering of any services, the ASE Representative shall have the right at any time to cause the Company and/or the Operating Company to discontinue use of any reference to “Advanced Semiconductor Engineering” or “ASE”, as appropriate, and other trademarks or designations or any name using the words “ASE”, or, “Advanced Semiconducted Engineering”, as appropriate, or other confusingly similar trademarks or designations and the Chinese language equivalents of any thereof.

8.02.  PSC.  The parties hereto recognize and acknowledge that the name “Powerchip” and the letters, “PSC” and other trademarks or designations, and their equivalents in the Chinese language, is and shall at all times belong exclusively to the PSC Representative.  So as not to give rise to a likelihood of confusion from the concurrent use thereof in connection with the sale of any products or the rendering of any services, PSC Representative shall have the right at any time, to require the parties hereto to cause the Company and/or the Operating Company to discontinue use of any reference to “Powership” or “PSC”, as appropriate, and other trademarks or designations or any name using the words “PSC” or “Powerchip”, as appropriate, or other confusingly similar trademark or designations and the Chinese language equivalents of any thereof.

ARTICLE IX.  MISCELLANEOUS.

9.01.  Confidentiality.  Except for disclosures to courts, government bodies, professional advisors or securities exchanges and except for disclosures required by law or regulation, each party hereto agrees to keep confidential any obtained under this Agreement, and will not disclose the terms and conditions hereof without prior written consents of the PSC Representative (for disclosures by any ASE Entity) or the ASE Representatives (for disclosures by any PSC Entity).  Upon termination of the Agreement, the receiving party shall return or destroy any confidential information held by it at the sole discretion of the relevant disclosing party.

9.02.  Assignment.  This Agreement shall be binding on and inure to the benefit of the parties hereto, their legal representatives, successors and assigns; provided, that, except in accordance with a transfer of shares pursuant to Article 4 of this Agreement, no ASE Entity may assign its rights or obligations hereunder without the prior written consent of the PSC Representative and no PSC Entity may assign its rights or obligations hereunder without the prior written consent of the ASE Representative.

9.03.  Severability.  If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof, all of which provisions hereby being declared severable.

9.04.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands; provided, that all matters related to the formation of the Operating Company shall be governed by R.O.C. law.

9.05.  Arbitration.  All disputes, controversies or differences which may arise between the parties hereto as the result of a violation of the terms of this Agreement which cannot amicably be resolved within a reasonable period of time, as determined by either of the parties hereto, shall be finally settled by arbitration conducted in Taipei, Taiwan, R.O.C., by a panel of three (3) arbitrators selected in accordance with the Arbitration Law of the R.O.C. as in effect from time to time. Any decision of such arbitration panel shall be final and binding n the parties hereto.

9.06.  Enforcement Costs.  Each party agrees to pay and discharge all, reasonable costs, attorney’s fees and expenses (including, but not limited to, the costs of litigation ) that are incurred by any other party in successfully enforcing or defending such other party’s rights against such party under this Agreement.

9.07.  Company Formation Costs.  Costs and Expenses incurred for the incorporation of the Company and the Operating Company and procurement of any relevant R.O.C. governmental approvals and licenses, shall be borne by the Company.  Other costs and expenses incurred, for the separate interest of any party, shall be borne by the party incurring such expenses.

9.08.  Disclaimer of Agency.  Except otherwise provided in Section 9.17 below, this Agreement shall not be deemed to constitute any party the agent of any other party.

9.09.  Term.  This Agreement shall become effective upon signing and shall terminate on the earlier of (i) the date falling forty eight (48) months after commencement of the Operating Company’s operation, (ii) dissolution of the Company or the Operating Company, (iii) distribution of the assets of the Company or the Operating Company or (iv) IPO of the shares of the Company or the Operating Company.

9.10.  Default; Termination for Cause.  (a) Material Breach.  In the event of a material breach of this Agreement by (i) any one or more of the PSC Entities or any one or more of the ASE Entities, then this Agreement may be terminated by the ASE Representative (if a PSC Entity is the breaching party) or the PSC Representative (if an ASE Entity is the breaching party) after giving sixty (60) days prior written notice to the breaching party specifying the reason for termination, such termination becoming effective at the end of said sixty (60) day period unless the breach has been rectified by that time to the satisfaction of the terminating party.

(b)  Bankruptcy.  (i) The ASE Representative shall have the right to terminate this Agreement as to the relevant PSC Entity forthwith by written notice to the PSC Representative, if any PSC Entity, and (ii) the PSC Representative shall have the right to terminate this Agreement forthwith as to the relevant ASE Entity by written notice to the ASE Representative, if any ASE Entity, enters into bankruptcy, receivership, composition, rehabilitation, liquidation, reorganization for the purpose of avoiding bankruptcy or becomes insolvent by being unable to pay its debts as they become due.

(c)  Effect of Termination.  Upon termination of this Agreement, the parties hereto agree that (i) no party hereto shall thereafter make use of any word, design, mark slogan or legend owned by or associated by any other party; provided that, for so long as the operating Company continues to provide production for any PSC related party, the Operating Company may continue to use the intellectual property and business and management template and methodology described in Section 7.06 (a), (b) and (d), above, for such purpose. Articles VIII and Sections 9.01, 9.04, 9.05, 9.06, 9.08, 9.09, 9.10, 9.12, 9.13 and 9.17 hereof shall survive any expiry or termination hereof.

(d)  Damages; Termination for Cause.  In the event of termination resulting from breach of this Agreement, no party is discharged of any antecedent liability to any other party, and all of such party’s rights and remedies are preserved, except that no party is liable for consequential damages.

9.11.  Force Majeure.  No party to this Agreement is responsible to any other party hereto for non-performance or delay in performance of the terms and conditions hereof due to acts of God, acts of governments, riots, wars, strikes, accidents of transportation, labor difficulties, fires floods, explosions, court orders or similar causes beyond the control of the affected party.

9.12.  Notices.  Any notices required or permitted to be given under this Agreement by any ASE Entity and/or PSC Entity hereunder shall be made in writing by postage prepaid registered mail (airmail if international), telex, facsimile transmission or hand deliver, and shall be deemed to have been sufficiently given for all of the purposes hereof when actually received by the PSC Representative (if such notice is given by an ASE Entity) or the ASE Representative (if such notice is given by a PSC Entity) at the address set forth after such representative’s name and signature hereon below or such address as such party may subsequently specify by notice to the other parties hereto.

9.13.  Governing Language.  The English text of this Agreement shall be deemed the original. In the event this Agreement is translated into Chinese or any other language, and in the event of any dispute or misunderstanding as to the interpretation of the language or terms of this Agreement, the English language version hereof shall control.

9.14.  Completeness, Modification and Amendment.  This Agreement supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof and contains the entire understanding of the parties as to the terms and conditions of their agreement.  No charges, alterations or modifications hereby shall be effective unless in writing and signed by authorized representatives of the parties.

9.15.  Waiver.  Failure of any party to insist upon strict performance of any provisions hereof shall not constitute waiver of such right, nor shall a waiver in one situation constitute a waiver with respect to a later breach whether of a similar nature or otherwise.

9.16.  Descriptive Headings; Counterparts.  The captions and headings contained herein are for convenience of reference only and shall not in any way effect the meaning or interpretation of this Agreement.  This Agreement may be executed in more than one counterpart and each such counterpart shall constitute and original hereof.

9.17.  Representatives.  Each ASE Entity hereby irrevocably and unconditionally appoints the ASE Representative as its representative for all purposes hereof and each PSC Entity hereby irrevocably and unconditional appoints the PSC Representative as its representative for all purposes hereof.  All notices, instructions, requests or other communication given by or to the ASE Representative hereunder shall be deemed to have been given by/to each and every ASE Entities and shall bind all ASE Entity and all notices, instructions, requests on other communications given by or to the PSC Representative hereunder shall be deemed to have been given by/to each PSC Entity and shall bind all PSC Entities.

IN WITNESS WHEREOF, the parties hereto have affixed and their hand and seals the day and year first above written.

ASE REPRESENTATIVE:	ASE INC.

	By:	/s/ Jason C.S. Chang

Name: Jason C.S. Chang
Title: Chairman
Address for Notices: Rm 1901, F19, 333, Sec. l, Keelung Rd., Taipei, Taiwan R.O.C.

ASE ENTITY:	J&R HOLDING LIMITED

	By:	/s/ Jason C.S. Chang
Name: Jason C.S. Chang
Title: Authorized Signatory
Address for Notices: Rm 1901, F19, 333, Sec. l, Keelung Rd., Taipei, Taiwan R.O.C.

PSC REPRESENTATIVE:	POWERCHIP SEMICONDUCTOR CORP.

	By:	/s/ Frank C. Huang
Name: Frank C. Huang
Title: Chairman
Address for Notices: 15F, 68 Sec. 3, Nanking E., Rd., Taipei, Taiwan R.O.C.

PSC ENTITIES:	GLOBAL POWERTEC INC.

	By:	/s/ Frank C. Huang
Name: Frank C. Huang
Title: Authorized Signatory
Address for Notices: 15F, 68 Sec. 3, Nanking E., Rd., Taipei, Taiwan R.O.C.

NETWORK HOLDING LTD.

By:	/s/ Frank C. Huang
Name: Frank C. Huang
Title: Authorized Signatory
Address for Notices: 15F, 68 Sec. 3, Nanking E., Rd., Taipei, Taiwan R.O.C.

INTEGRATED INVESTMENTS LIMITED

By:	/s/ Frank C. Huang
Name: Frank C. Huang
Title: Authorized signatory
Address for Notices: 15F, 68 Sec. 3, Nanking E., Rd., Taipei, Taiwan R.O.C.

ACKNOWLEDGMENT (TO BE SIGNED UPON FORMATION OF THE
COMPANY AND OPERATING COMPANY)

The undersigned by the Company and the Operating Company hereby acknowledge and agree to be bound by the foregoing:

THE COMPANY:	POWER ASE TECHNOLOGY HOLDING LIMITED

	By:	/s/ Jason C.S. Chang
Name: Jason C.S. Chang
Title:
Address for Notices:

THE OPERATING COMPANY:	POWER ASE TECHNOLOGY INC.
	By:	/s/ Jason C.S. Chang
Name: Jason C.S. Chang
Title: Chairman
Address for Notices: Rm 1901, F19, 333, Sec. l, Keelung Rd., Taipei, Taiwan R.O.C.

SCHEDULE I

ASE GROUP

ASE Entity	Subscribed Shares	Subscribed Amount

J&R HOLDING LIMITED	27,500,000	US$27,500,000

Total:	*27,500,000	US$27,500,000

*ASE Group and/or the ASE Representative shall have the option to subscribe to an additional 2,500,000 shares as provided in Section 2.08(c) of Agreement.

SCHEDULE II

PSC GROUP

PSC Entity	Subscribed Shares	Subscribed Amount
Global Powertec Inc.	14,000,000	US$14,000,000
Network Holding Ltd.	5,000,000	US$5,000,000
Integrated Investments Limited	1,000,000	US$1,000,000

Total:	20,000,000	US$20,000,000